FIRST AMENDMENT TO ADDENDUM TO ADVISORY AGREEMENT (“AGREEMENT”)
DATED NOVEMBER 15, 2011 BETWEEN
ARIEL INVESTMENT TRUST AND
ARIEL INVESTMENTS, LLC

We hereby confirm that as of February 1, 2014, the compensation payable out of the assets of each respective Fund pursuant to Section 4(a) of the Agreement and its Addendum shall be at the following annual rates:

Fund	Annual Rate	Value of Average Daily Net Assets
Ariel International Fund	0.80%	First $1 Billion
	0.75%	Over One Billion dollars

Ariel Global Fund	0.80%	First $1 Billion
	0.75%	Over One Billion dollars

Dated November 19, 2013

                                    ARIEL INVESTMENTS, LLC

                                    By: /s/ Mellody Hobson
                                    Title:      President

ARIEL INVESTMENT TRUST

                                    By: /s/ Anita Zagrodnik
                                    Title:   Vice President